Exhibit 23.06

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NRG Energy, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting included in the NRG Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 28, 2014; as amended by Form 10-K/A, filed on September 10, 2014 and incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 11, 2014